Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2011 Employee Stock Purchase Plan of Acme Packet, Inc. of our reports dated February 18, 2011, with respect to the consolidated financial statements of Acme Packet, Inc. and the effectiveness of internal control over financial reporting of Acme Packet, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boston, Massachusetts
May 5, 2011